November 5, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$837,000

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF due November 10, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF, which we refer to as the Funds, is greater than or equal to 80.00% of its Initial Value, which we refer to as an Interest Barrier.
•	If the closing price of one share of each Fund is greater than or equal to its Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	The notes will be automatically called if the closing price of one share of each Fund on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial Value.
•	The earliest date on which an automatic call may be initiated is February 5, 2025.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on November 5, 2024 and are expected to settle on or about November 8, 2024.
•	CUSIP: 48135VHD3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$8.50	$991.50
Total	$837,000	$7,114.50	$829,885.50

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $8.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $981.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The iShares® Silver Trust (Bloomberg ticker: SLV), the Communication Services Select Sector SPDR® Fund (Bloomberg ticker: XLC) and the iShares® 20+ Year Treasury Bond ETF (Bloomberg ticker: TLT)

Contingent Interest Payments: If the notes have not been automatically called and the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $12.0833 (equivalent to a Contingent Interest Rate of 14.50% per annum, payable at a rate of 1.20833% per month), plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of each Fund on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of any Fund on each subsequent Review Date is less than its Interest Barrier.

Contingent Interest Rate: 14.50% per annum, payable at a rate of 1.20833% per month

Interest Barrier: With respect to each Fund, 80.00% of its Initial Value, which is $23.80 for the iShares® Silver Trust, $74.488 for the Communication Services Select Sector SPDR® Fund and $74.192 for the iShares® 20+ Year Treasury Bond ETF

Trigger Value: With respect to each Fund, 70.00% of its Initial Value, which is $20.825 for the iShares® Silver Trust, $65.177 for the Communication Services Select Sector SPDR® Fund and $64.918 for the iShares® 20+ Year Treasury Bond ETF

Pricing Date: November 5, 2024

Original Issue Date (Settlement Date): On or about November 8, 2024

Review Dates*: December 5, 2024, January 6, 2025, February 5, 2025, March 5, 2025, April 7, 2025, May 5, 2025, June 5, 2025, July 7, 2025, August 5, 2025, September 5, 2025, October 6, 2025, November 5, 2025, December 5, 2025, January 5, 2026, February 5, 2026, March 5, 2026, April 6, 2026, May 5, 2026, June 5, 2026, July 6, 2026, August 5, 2026, September 8, 2026, October 5, 2026, November 5, 2026, December 7, 2026, January 5, 2027, February 5, 2027, March 5, 2027, April 5, 2027, May 5, 2027, June 7, 2027, July 6, 2027, August 5, 2027, September 7, 2027, October 5, 2027 and November 5, 2027 (the “final Review Date”)

Interest Payment Dates*: December 10, 2024, January 9, 2025, February 10, 2025, March 10, 2025, April 10, 2025, May 8, 2025, June 10, 2025, July 10, 2025, August 8, 2025, September 10, 2025, October 9, 2025, November 10, 2025, December 10, 2025, January 8, 2026, February 10, 2026, March 10, 2026, April 9, 2026, May 8, 2026, June 10, 2026, July 9, 2026, August 10, 2026, September 11, 2026, October 8, 2026, November 10, 2026, December 10, 2026, January 8, 2027, February 10, 2027, March 10, 2027, April 8, 2027, May 10, 2027, June 10, 2027, July 9, 2027, August 10, 2027, September 10, 2027, October 8, 2027 and the Maturity Date

Maturity Date*: November 10, 2027

Call Settlement Date*: If the notes are automatically called on any Review Date (other than the first, second and final Review Dates), the first Interest Payment Date immediately following that Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing price of one share of each Fund on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Fund is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date plus (c) if the Contingent Interest Payment applicable to the final Review Date is payable, any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Fund Return)

If the notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Fund: The Fund with the Least Performing Fund Return

Least Performing Fund Return: The lowest of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date, which was $29.75 for the iShares® Silver Trust, $93.11 for the Communication Services Select Sector SPDR® Fund and $92.74 for the iShares® 20+ Year Treasury Bond ETF

Final Value: With respect to each Fund, the closing price of one share of that Fund on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

Supplemental Terms of the Notes

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the Funds, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

How the Notes Work

Payments in Connection with the First and Second Review Dates

Payments in Connection with Review Dates (Other than the First, Second and Final Review Dates)

PS-2 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

Payment at Maturity If the Notes Have Not Been Automatically Called

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 14.50% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
36	$435.0000
35	$422.9167
34	$410.8333
33	$398.7500
32	$386.6667
31	$374.5833
30	$362.5000
29	$350.4167
28	$338.3333
27	$326.2500
26	$314.1667
25	$302.0833
24	$290.0000
23	$277.9167
22	$265.8333
21	$253.7500
20	$241.6667
19	$229.5833
18	$217.5000
17	$205.4167
16	$193.3333

PS-3 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

15	$181.2500
14	$169.1667
13	$157.0833
12	$145.0000
11	$132.9167
10	$120.8333
9	$108.7500
8	$96.6667
7	$84.5833
6	$72.5000
5	$60.4167
4	$48.3333
3	$36.2500
2	$24.1667
1	$12.0833
0	$0.0000

PS-4 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Funds, assuming a range of performances for the hypothetical Least Performing Fund on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of one share of each Fund that is not the Least Performing Fund on each Review Date is greater than or equal to its Initial Value (and therefore its Interest Barrier and Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Least Performing Fund of $100.00;
•	an Interest Barrier for the Least Performing Fund of $80.00 (equal to 80.00% of its hypothetical Initial Value);
•	a Trigger Value for the Least Performing Fund of $70.00 (equal to 70.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 14.50% per annum.

The hypothetical Initial Value of the Least Performing Fund of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Fund. The actual Initial Value of each Fund is the closing price of one share of that Fund on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the third Review Date.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$105.00	$12.0833
Second Review Date	$115.00	$12.0833
Third Review Date	$110.00	$1,012.0833
	Total Payment	$1,036.25 (3.625% return)

Because the closing price of one share of each Fund on the third Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,012.0833 (or $1,000 plus the Contingent Interest Payment applicable to the third Review Date), payable on the applicable Call Settlement Date. The notes are not automatically callable before the third Review Date, even though the closing price of one share of each Fund on each of the first and second Review Dates is greater than its Initial Value. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,036.25. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$12.0833
Second Review Date	$85.00	$12.0833
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$90.00	$1,410.8333
	Total Payment	$1,435.00 (43.50% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,410.8333 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date plus the unpaid Contingent Interest Payments for any prior Review Dates). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,435.00.

PS-5 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Fund is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$12.0833
Second Review Date	$80.00	$12.0833
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$75.00	$1,000.00
	Total Payment	$1,024.1667 (2.41667% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Fund is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,024.1667.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Fund is less than its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$40.00	$0
Second Review Date	$45.00	$0
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$40.00	$400.00
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Fund is less than its Trigger Value and the Least Performing Fund Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date (and we will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the closing price of one share of each Fund on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of any Fund on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

PS-6 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

You will not receive any unpaid Contingent Interest Payments if the closing price of one share of any Fund on each subsequent Review Date is less than its Interest Barrier. Accordingly, if the closing price of one share of any Fund on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Fund, which may be significant. You will not participate in any appreciation of any Fund.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by any of the Funds over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Fund is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Fund.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON ANY FUND OR ANY SECURITIES HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THE SECURITIES OR COMMODITIES HELD BY ANY FUND.
•	ANY PAYMENT ON THE NOTES WILL BE DETERMINED BY REFERENCE ONLY TO THE PRICE PERFORMANCES OF THE ISHARES® 20+ YEAR TREASURY BOND ETF —

Any payment on the notes will be based in part on the price performance of the iShares® 20+ Year Treasury Bond ETF, which does not include dividends or other distributions on the iShares® 20+ Year Treasury Bond ETF or the securities held by the iShares® 20+ Year Treasury Bond ETF. The magnitude of this lost dividend or distribution yield may be particularly significant. The iShares® 20+ Year Treasury Bond ETF is a bond fund and, as with any bond fund, distributions of interest payments on the bonds held by the iShares® 20+ Year Treasury Bond ETF would be expected to make up a significant portion of the overall yield on a direct investment in the iShares® 20+ Year Treasury Bond ETF. The notes will not reflect distributions of interest payments on the

PS-7 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

bonds held by the iShares® 20+ Year Treasury Bond ETF and, therefore, will not reflect the interest component of the yield on the iShares® 20+ Year Treasury Bond ETF. As a result, the performance of the iShares® 20+ Year Treasury Bond ETF as measured for purposes of the notes may be significantly less than the return that a direct investor in the iShares® 20+ Year Treasury Bond ETF would realize.

•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

In addition, the benchmark price of the iShares® Silver Trust’s Underlying Commodity (as defined under “The Funds” below) is administered by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and we are, or one of our affiliates is, a price participant that contributes to the determination of that price.  Furthermore, our affiliate is the custodian of the iShares® Silver Trust.  We and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions in connection with our roles as a price participant and a custodian that might affect the iShares® Silver Trust or the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.

PS-8 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX OR UNDERLYING COMMODITY, AS APPLICABLE, AS WELL AS THE NET ASSET VALUE PER SHARE —

Each of the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index.  In addition, the performance of each of the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of each of the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying the Communication Services Select Sector SPDR® Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index.  Finally, because the shares of each of the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each of the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF may differ from the net asset value per share of that Fund.

In addition, the iShares® Silver Trust does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the iShares® Silver Trust or by restrictions on access to the relevant Underlying Commodity (as defined under “The Funds” below) due to other circumstances. The iShares® Silver Trust does not generate any income, and as the iShares® Silver Trust regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The iShares® Silver Trust sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the iShares® Silver Trust of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the iShares® Silver Trust’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the iShares® Silver Trust’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the iShares® Silver Trust and its Underlying Commodity. In addition, because the shares of the iShares® Silver Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Silver Trust may differ from the net asset value per share of the iShares® Silver Trust.

During periods of market volatility, securities underlying each of the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF or the Underlying Commodity of the iShares® Silver Trust may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the

PS-9 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index or Underlying Commodity, as applicable, as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	THE iSHARES® SILVER TRUST IS NOT AN INVESTMENT COMPANY OR COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT —

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

•	THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH SILVER WITH RESPECT TO THE iSHARES® SILVER TRUST —

The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	THERE ARE RISKS RELATING TO COMMODITIES TRADING ON THE LBMA WITH RESPECT TO THE iSHARES® SILVER TRUST —

The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price.

•	SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY —

The iShares® Silver Trust is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The iShares® Silver Trust’s Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

•	THERE ARE RISKS ASSOCIATED WITH THE COMMUNICATION SERVICES SELECT SECTOR SPDR® FUND AND THE ISHARES® 20+ YEAR TREASURY BOND ETF —

Each of the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation

PS-10 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Communication Services Select Sector SPDR® Fund or the iShares® 20+ Year Treasury Bond ETF and, consequently, the value of the notes.

•	RISKS ASSOCIATED WITH THE COMMUNICATION SERVICES SECTOR WITH RESPECT TO THE COMMUNICATION SERVICES SELECT SECTOR SPDR® FUND —

All or substantially all of the equity securities held by the Communication Services Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the communication services sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  Communication services companies are particularly vulnerable to the potential obsolescence of products and services due to technological advancement and the innovation of competitors. Companies in the communication services sector may also be affected by other competitive pressures, such as pricing competition, as well as research and development costs, substantial capital requirements and government regulation. Additionally, fluctuating domestic and international demand, shifting demographics and often unpredictable changes in consumer tastes can drastically affect a communication services company’s profitability. While all companies may be susceptible to network security breaches, certain companies in the communication services sector may be particular targets of hacking and potential theft of proprietary or consumer information or disruptions in service, which could have a material adverse effect on their businesses.  These factors could affect the communication services sector and could affect the value of the equity securities held by the Communication Services Select Sector SPDR® Fund and the price of the Communication Services Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS, WITH RESPECT TO THE ISHARES® 20+ YEAR TREASURY BOND ETF —

The iShares® 20+ Year Treasury Bond ETF attempts to track the performance of an index composed of U.S. Treasury bonds. Investing in the notes that provide exposure to the iShares® 20+ Year Treasury Bond ETF, which primarily holds bonds, differs significantly from investing directly in bonds to be held to maturity, as the value of the iShares® 20+ Year Treasury Bond ETF changes, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the duration of the underlying bonds, the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

In general, fixed-income instruments are significantly affected by changes in current market interest rates. As interest rates rise, the prices of fixed-income instruments are likely to decrease, and as interest rate fall, the price of fixed-income securities are likely to increase. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. As a result, rising interest rates may cause the value of the long-dated bonds underlying the iShares® 20+ Year Treasury Bond ETF to decline, possibly significantly, which would adversely affect the value of the notes.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength or weakness in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	Federal Reserve policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.
•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING CREDIT RISK, WITH RESPECT TO THE ISHARES® 20+ YEAR TREASURY BOND ETF —

The iShares® 20+ Year Treasury Bond ETF attempts to track the performance of an index composed of U.S. Treasury bonds. The prices of the bonds underlying the iShares® 20+ Year Treasury Bond ETF are significantly influenced by the creditworthiness of the U.S. government. The bonds underlying the iShares® 20+ Year Treasury Bond ETF may have their credit ratings downgraded, or their credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, the bonds underlying the iShares® 20+ Year Treasury Bond ETF may suffer significant and rapid price declines. There can be no assurance that some or all of the factors that contributed to that credit crisis will not depress the price, perhaps significantly, of the bonds underlying the iShares® 20+ Year Treasury Bond ETF, which would adversely affect the value of the notes.

•	THE VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE CHANGES IN THE MARKETS AND ECONOMIES OF THE UNITED STATES WITH RESPECT TO THE ISHARES® 20+ YEAR TREASURY BOND ETF —

PS-11 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

The value of the iShares® 20+ Year Treasury Bond ETF that attempts to track the performance of an index composed of U.S. Treasury bonds may be influenced by unpredictable changes, or expectations of changes, in the U.S. market. Changes in the U.S. government that may influence the value of the notes include:

•	economic performance, including any financial or economic crises and changes in the gross domestic product, the principal sectors, inflation, employment and labor, and prevailing prices and wages;
•	the monetary system, including the monetary policy, the exchange rate policy, the economic and tax policies, banking regulation, credit allocation and exchange controls;
•	the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;
•	public finance, including the budget process, any entry into or termination of any economic or monetary agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and
•	public debt, including external debt, debt service and the debt record.

These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying the iShares® 20+ Year Treasury Bond ETF may offset or enhance the effect of another factor. Changes in the value of the iShares® 20+ Year Treasury Bond ETF may adversely affect any payment on the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-12 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

The Funds

The iShares® Silver Trust is an investment trust sponsored by iShares® Delaware Trust Sponsor LLC. The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The assets of the iShares® Silver Trust consists primarily of silver held by a custodian on behalf of the iShares® Silver Trust. We refer to silver as the Underlying Commodity with respect to the iShares® Silver Trust. For additional information about the iShares® Silver Trust, see “Fund Descriptions — The iShares® Silver Trust” in the accompanying underlying supplement.

The Communication Services Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Communication Services Select Sector Index, which we refer to as the Underlying Index with respect to the Communication Services Select Sector SPDR® Fund. The Communication Services Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® communication services sector of the S&P 500® Index, which currently includes companies in the following industries: diversified telecommunication services; wireless telecommunication services; media; entertainment; and interactive media & services. For additional information about the Communication Services Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years, which is currently the ICE U.S. Treasury 20+ Year Bond Index, which we refer to as the Underlying Index with respect to the iShares® 20+ Year Treasury Bond ETF. The ICE U.S. Treasury 20+ Year Bond Index measures the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that have a remaining maturity greater than or equal to twenty years. For additional information about the iShares® 20+ Year Treasury Bond ETF, see “Fund Descriptions — The iShares® 20+ Year Treasury Bond ETF” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices of one share of each Fund from January 4, 2019 through October 25, 2024. The closing price of one share of the iShares® Silver Trust on November 5, 2024 was $29.75. The closing price of one share of the Communication Services Select Sector SPDR® Fund on November 5, 2024 was $93.11. The closing price of one share of the iShares® 20+ Year Treasury Bond ETF on November 5, 2024 was $92.74. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on any Review Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

PS-13 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

PS-14 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our

PS-15 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of

PS-16 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF

ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-17 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® Silver Trust, the Communication Services Select Sector SPDR® Fund and the iShares® 20+ Year Treasury Bond ETF